Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION

FOR IMMEDIATE RELEASE

Contact

Lisa M. O’Neill

Executive Vice President and Chief Financial Officer

(574) 267-9125

lisa.oneill@lakecitybank.com

Lakeland Financial Reports First Quarter 2020 Performance and Management of COVID-19

Warsaw, Indiana (April 27, 2020) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported quarterly net income of $17.3 million for the three months ended March 31, 2020, a decrease of 20% versus $21.7 million for the first quarter of 2019. Diluted earnings per share also decreased 20% to $0.67 for the first quarter of 2020, versus $0.84 for the first quarter of 2019. On a linked quarter basis, net income decreased $4.9 million, or 22% from the fourth quarter of 2019, which resulted in net income of $22.2 million and $0.86 diluted earnings per share. Pretax pre-provision earnings were $27.5 million for the first quarter of 2020, an increase of 1% or $281,000 as compared to the first quarter of 2019. On a linked quarter basis, pretax pre-provision earnings were down 1% from $27.9 million for the fourth quarter of 2019.

David M. Findlay, President and Chief Executive Officer stated, “The Lake City Bank team has done an exceptional job managing through an intensely challenging period for our company, our clients and our communities. We entered 2020 with an optimistic outlook for the future and with strong momentum in all of our business units. Notwithstanding the challenges presented by the COVID-19 pandemic, we are proud of both our results for the first quarter and our team’s reaction to the crisis. In spite of the surreal business environment we are operating in today, we will emerge from this stronger and with an intense focus on the future.”

Findlay continued, “Our core operating performance was strong as we moved into March. Our net interest margin was improving versus the linked fourth quarter and we were experiencing healthy growth in core commercial and retail deposits as well as strong loan growth to kick off the year. As March evolved, the challenging environment created by the COVID-19 pandemic affected our borrowers and our regional economy. In addition, the resulting interest rate actions by the Federal Reserve Bank quickly influenced our net interest margin. As a result of the Federal Reserve Bank’s rate actions, we took very aggressive steps to manage net interest margin going forward.”

Financial Performance – First Quarter 2020

First Quarter 2020 versus First Quarter 2019 highlights:

•	Return on average assets of 1.40%, compared to 1.80%
•	Return on average equity of 11.51% compared to 16.59%
•	Organic loan growth of $147 million, or 4%
•	Core deposit growth of $165 million, or 4%
•	Noninterest bearing DDA growth of $126 million or 14%
•	Provision for loan losses of $6.6 million compared to $1.2 million, an increase of 450%
•	Net interest income increase of $645,000 or 2%
•	Pretax pre-provision earnings increase of $281,000, or 1%
•	Noninterest expense decrease of $384,000, or 2%
•	Average total equity increase of $74 million, or 14%

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First Quarter 2020 versus Fourth Quarter 2019 highlights:

•	Return on average assets of 1.40%, compared to 1.77%
•	Return on average equity of 11.51% compared to 14.90%
•	Average organic loan growth of $58 million, or 1%
•	Core deposit growth of $152 million or 4%
•	Noninterest bearing DDA growth of $75 million or 8%
•	Net interest margin expansion from 3.30% to 3.35%
•	Provision for loan losses of $6.6 million compared to $250,000
•	Noninterest expense decrease of $33,000, or 0.15%
•	Nonperforming assets to total assets decline to 0.28% versus 0.38%
•	Tangible common equity[1] ratio of 11.99% versus 12.02%

Return on average total equity for the first quarter of 2020 was 11.51%, compared to 16.59% in the first quarter of 2019 and 14.90% in the linked fourth quarter of 2019. Return on average assets for the first quarter of 2020 was 1.40%, compared to 1.80% in the first quarter of 2019 and 1.77% in the linked fourth quarter of 2019. The company’s total capital as a percent of risk-weighted assets was 14.23% at March 31, 2020, compared to 14.38% at March 31, 2019 and 14.36% at December 31, 2019. The company’s tangible common equity to tangible assets ratio[1] was 11.99% at March 31, 2020, compared to 11.04% at March 31, 2019 and 12.02% at December 31, 2019. Average equity was impacted during 2020 by the $10.5 million increase in the fair value adjustment for available-for-sale investment securities, net of tax, and share repurchase activity.

Average total loans for the first quarter of 2020 were $4.06 billion, an increase of $141.2 million, or 4%, versus $3.92 billion for the first quarter 2019. On a linked quarter basis, average total loans grew $57.5 million, or 1%, from $4.00 billion for the fourth quarter of 2019. Total loans outstanding grew $146.7 million, or 4%, from $3.94 billion as of March 31, 2019 to $4.09 billion as of March 31, 2020.

Average total deposits were $4.20 billion for the first quarter of 2020, an increase of $113.8 million, or 3%, versus $4.09 billion for the first quarter of 2019. Total deposits grew $134.3 million, or 3%, from $4.15 billion as of March 31, 2019 to $4.28 billion as of March 31, 2020. In addition, total core deposits, which exclude brokered deposits, increased $164.8 million, or 4%, from $4.01 billion at March 31, 2019 to $4.17 billion at March 31, 2020 due to growth in commercial deposits of $191.8 million or 16% and growth in retail deposits of $51.7 million or 3% offset by decreases in public fund deposits of $78.7 million or 7%.

The company’s net interest margin decreased ten basis points to 3.35% for the first quarter of 2020 compared to 3.45% for the first quarter of 2019. The lower margin in the first quarter of 2020 was due to lower yields on loans and securities, partially offset by a lower cost of funds, driven by the Federal Reserve Bank having decreased the target Federal Funds Rate in the second half of 2019, as well as two Federal Reserve Bank emergency cuts to the Federal Funds Rate during March 2020. The two emergency cuts reduced the Federal Funds Rate by 150 basis points and brought the Federal Funds Rate back to the zero bound range of 0% to 0.25%. The full impact of the March emergency cuts on net interest margin will be realized in the second quarter of 2020. Linked quarter net interest margin increased by five basis points to 3.35% from 3.30% for the fourth quarter 2019, due to a decrease of 14 basis points in interest expense as a percentage of average earning assets, which more than offset the decrease in earning asset yields of nine basis points.

1 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”

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Findlay observed, “We are pleased to report organic loan and deposit growth as well as improved net interest margin trends on a linked quarter basis. Importantly, we continue to observe strong growth in average commercial checking account deposit balances, which increased by nearly $200 million or 30% growth over the last two years.”

Pursuant to the incurred loan loss methodology, the company recorded a provision for loan losses of $6.6 million in the first quarter of 2020, compared to $1.2 million in the first quarter of 2019, an increase of 450%. On a linked quarter basis, the provision increased from $250,000 in the fourth quarter of 2019. The higher provision in the first quarter of 2020 was driven by the potential negative impact of the COVID-19 pandemic on the company’s customers. The company’s loan loss reserve to total loans was 1.31% at March 31, 2020 versus 1.26% at March 31, 2019 and 1.25% at December 31, 2019.

Findlay commented, “We entered 2020 with a robust loan loss reserve and further strengthened it in the first quarter 2020 with our significant provision decision. Our disciplined management of the reserve has been proven to be appropriate over a very long period of time. With respect to the impact of the COVID-19 crisis on our borrowers, it is simply too early to measure the impact of the COVID-19 crisis on our borrowers. We have always worked with our borrowers during challenging times and are pleased that the recent joint regulatory guidance was supportive of our historical practice in this regard. As we have demonstrated through numerous economic cycles, our credit culture is a disciplined one, and we will continue having open communications with our borrowers. We believe that our loan loss provision for the quarter represents a continuation of our historically conservative approach.”

Net charge offs in the first quarter of 2020 were $3.6 million versus net charge offs of $91,000 in the first quarter of 2019 and net charge offs of $226,000 during the linked fourth quarter of 2019. The increase in net charge-offs in the first quarter of 2020 was primarily due to a $3.7 million charge-off resulting from a single commercial manufacturing borrower. The borrower was on nonaccrual status and had a loan loss reserve allocation of $4.2 million as of December 31, 2019. Annualized net charge offs to average loans were 0.36% for the first quarter of 2020 versus 0.01% for the first quarter of 2019, and 0.02% for the linked fourth quarter of 2019.

Nonperforming assets increased $7.3 million, or 105%, to $14.3 million as of March 31, 2020 versus $7.0 million as of March 31, 2019. On a linked quarter basis, nonperforming assets were $4.7 million, or 25% lower than the $19.0 million reported as of December 31, 2019. The ratio of nonperforming assets to total assets at March 31, 2020 increased to 0.28% from 0.14% at March 31, 2019 and decreased from 0.38% at December 31, 2019.

The company’s noninterest income decreased $748,000, or 6%, to $10.8 million for the first quarter of 2020, compared to $11.5 million for the first quarter of 2019. Noninterest income was positively impacted by a $364,000 increase or 164% growth in mortgage banking income, a $266,000 increase, or 68% growth, in swap fee income generated from commercial lending transactions and a $239,000 increase, or 15% growth, in wealth management fees over the prior year first quarter. The credit valuation adjustments on interest rate swaps increased noninterest income by $735,000 in the first quarter 2020 compared to the first quarter of 2019. Offsetting these increases were decreases in service charges on deposit accounts driven by lower treasury management fees and decreases in bank owned life insurance income primarily due to a variable bank owned life insurance product that contains equity based investments.

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Noninterest income decreased by $342,000 on a linked quarter basis from $11.1 million in the fourth quarter of 2019 to $10.8 million due primarily to declines in bank owned life insurance income, which declined by $936,000 to a loss of $292,000 during the first quarter 2020. This decline in revenue was partially offset by proceeds of life insurance benefits in other income and growth of $216,000, or 58% in mortgage banking income.

The company’s noninterest expense decreased $384,000, or 2%, to $22.1 million in the first quarter of 2020, compared to $22.5 million in the first quarter of 2019. Salaries and employee benefits decreased on a year over year basis primarily due to lower incentive-based compensation expense. Offsetting the decreases were increases in data processing fees and supplies driven by the company’s continued investment in customer focused, technology-based solutions and ongoing cybersecurity and data management enhancements.

The company’s noninterest expense decreased by $33,000 on a linked quarter basis from $22.1 million in the fourth quarter of 2019. Salary and employee benefits declined by $637,000, or 5%, during the first quarter 2020 due primarily to a decline in variable deferred compensation and lower incentive-based compensation expense.

The company’s efficiency ratio was 44.5% for the first quarter of 2020, compared to 45.2% for the first quarter of 2019 and 44.2% for the linked fourth quarter of 2019.

Capital Management – Common Dividend and Share Repurchase Plan

As announced on April 14, 2020, the board of directors approved a cash dividend for the first quarter of $0.30 per share, payable on May 5, 2020, to shareholders of record as of April 25, 2020. The first quarter dividend per share of $0.30 is unchanged from the dividend per share paid in the fourth quarter of 2019.

Findlay observed, “We have built a fortress balance sheet with a strong capital structure. Further, we are proud of our consistently strong operating performance and results. By any standard, Lakeland Financial is a well-capitalized company and we are pleased to continue our history of dividend payments for our shareholders.”

On March 10, 2020, the company announced the activation of its share repurchase plan, which was reauthorized by the board of directors on January 14, 2020. During the first quarter of 2020, the company repurchased 289,101 shares of its common stock for $10 million at a weighted average price per share of $34.63. Share repurchases under the repurchase plan were temporarily suspended with $20 million of authorization remaining available under the plan.

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COVID-19 Crisis Management

As an Essential Service Provider, Lake City Bank has continued to provide uninterrupted service to its clients throughout the COVID-19 crisis. On March 2, 2020 the company’s Management Committee initiated plans in response to the emerging risk related to the pandemic.

From the beginning, our management of the crisis has focused on protecting the health and well-being of our employees and clients while continuing to provide our clients with full access to banking services. As the operational risk related to the COVID-19 crisis evolved, the company took proactive measures to manage operational risk, including the following:

•	Activated the Incident Response Team (IRT) pursuant to the company’s Business Continuity/Disaster Recovery Plans on March 16, 2020.
•	Initiated a proactive communication plan with our primary regulators.
•	Initiated a proactive outreach to critical vendors and partners to ensure operational continuity.
•	Initiated actions to ensure that technology capacity was sufficient to maintain operational continuity.

In addition, the company has taken the following actions to provide for uninterrupted service to clients:

•	Activated three primary disaster recovery sites and one secondary disaster recovery site.
•	Activated limited lobby access in each of the company’s 50 offices on Saturday, March 21, 2020.
•	Distributed staff between the company’s facilities and disaster recovery sites, and initiated work-from-home arrangements.

Findlay commented, “Until you have a reason to broadly implement your disaster recovery plan, you can never be sure that it will work smoothly and efficiently. Our preparedness and execution was outstanding. With 35% of our team working from home, and many others working from disaster recovery and alternative sites, we’ve moved through this crisis with minimal disruption.”

In order to ensure open and transparent communication with clients, the company has expanded its communication strategy through email, social media, website updates and alerts and online and mobile banking alerts.

Transactions in the company’s 50 offices are down approximately 30% since the start of the crisis. The company has experienced nominal increase in its customers’ already strong adoption and activation rates of digital solutions offered through its mobile and online banking platforms. The company has also experienced meaningful increases in certain digital applications from February 2020 to March 2020. Retail banking internet bill pay activities are up 11%, remote mobile deposit activities are up 19% and Zelle transactions are up 19% during this period.

Active Management of Credit Risk

On March 2, 2020, leadership in Commercial Banking and Credit Administration initiated a review of industries that the company believed were most likely to be impacted by emerging COVID-19 events. The initial review identified approximately 19% of the total loan portfolio and included the following industries with their respective percentage of the loan portfolio: recreational vehicle - 4%, nursing home and assisted living - 4%, hotel and accommodations - 2%, self-storage units - 2%, automotive, boating, trailer and truck - 2%, transportation and trucking contractors - 1%, C&I building construction - 1%, restaurants - 2% and entertainment and recreation - 1%. The company has no direct exposure to oil and gas and limited exposure to retail shopping centers. As the COVID-19 crisis impact evolved, the company has taken the following actions to manage emerging credit risk:

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•	Expanded the universe of industries and clients under review to significantly broaden the scope.
•	Accelerated planning related to the company’s upcoming semi-annual Loan Portfolio Meetings.
•	Actively worked with borrowers on COVID-19 related loan deferral requests, as detailed below.

The company’s commercial loan portfolio is highly diversified and no industry sector represents more than 8% of the bank’s loan portfolio as of March 31, 2020. Agri-business and agricultural loans represented the highest specific industry concentration at 8% of total loans. Commercial Banking and Credit Administration teams continue to actively work with customers to understand their business challenges and credit needs during this time.

COVID -19 Related Loan Deferrals

The company’s active management of credit risk has historically provided for appropriate and fair deferral of payments for troubled borrowers. While the March 22, 2020 Joint Interagency Regulatory Guidance provides for a potential relaxation of regulatory definitions, it has not had a material impact on the company’s decisions related to individual borrower circumstances.

As of March 31, 2020, total deferrals attributed to COVID-19 were $99.8 million, representing 77 borrowers or 2% of the total loan portfolio. Of that total, 50 were commercial loan borrowers representing $99.3 million in loans, or 3% of total commercial loans. 27 were retail loan borrowers representing $528,000, or 0.1% of total retail loans. 95% of the total loan deferrals were three-month deferrals of principal only.

As of April 22, 2020, total COVID-19 related deferrals had increased to $467.1million, representing 404 borrowers or 11% of the total loan portfolio. Of that total, 267 were commercial loan borrowers representing $459.8 million in loans, or 13% of total commercial loans. 137 were retail loan borrowers representing $7.3 million, or 2% of total retail loans. 85% of these loan deferrals were for three-month deferrals of principal only.

The company’s retail loan portfolio is comprised of 1-4 family mortgage loans, home equity lines of credit and other direct and indirect installment loans. A third party vendor manages the company’s retail and commercial credit card program and the company does not have any balance sheet exposure with respect to this program except for nominal recourse on limited commercial card accounts.

The company expects that COVID-19 loan deferrals will increase at least through the second quarter of 2020.

Liquidity Preparedness

Throughout the COVID-19 crisis, the company has been monitoring liquidity preparedness. Critical to this effort has been the monitoring of commercial and retail borrowers line of credit utilization. Our commercial and retail line of credit utilization at March 31, 2020 was 48% versus 46% at December 31, 2019. As of April 22, 2020, this line utilization had declined to 44%. We do not believe that we have experienced any unusual usage activity under these available credit facilities because of the COVID-19 crisis.

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The company has a long-standing liquidity plan in place that ensures that appropriate liquidity resources to fund the balance sheet. Nonetheless, given the uncertainties related to the effects of the COVID-19 crisis on liquidity, the company has taken the following additional actions:

•	Increased committed availability under the Federal Home Loan Bank of Indianapolis credit facility.
•	Increased committed availability under the Federal Reserve Bank Discount Window.
•	Completed actions required to activate participation in the Federal Reserve Bank PPP Lending Facility.
•	Confirmed availability of Federal Fund lines with correspondent bank partners.

Deferment of Current Expected Credit Loss Standard Implementation

As permitted by the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act), the company elected to defer its application of FASB’s new rule covering the Current Expected Credit Loss (“CECL”) standard. During 2019, the company implemented the CECL methodology and ran it concurrently with the historical incurred method. Based upon the company’s informed experience with both methodologies, the company elected to retain the incurred method for the time being for the following reasons:

•	Management has more experience with the incurred method and believes that the incurred method is currently the more accurate methodology to ensure that the loan loss reserve is appropriately conservative pursuant to the company’s historical approach.
•	Management believes that the incurred methodology provides the company the ability to leverage both objective data analysis and subjective analysis based upon management’s familiarity with its borrowers and the economic environment in its markets.
•	Management believes that the incurred method provides for more informed loan-by-loan evaluation of non–impaired Watch List loans.
•	Management believes that the incurred methodology will provide investors in the company with a more accurate ability to understand the appropriateness of the loan loss reserve compared to prior periods, particularly in a time of severe uncertainty such as the COVID-19 crisis.

The company will continue to monitor developments related to CECL adoption and will manage the process accordingly.

The Paycheck Protection Program

The Small Business Administration (SBA) and the United States Treasury Department formally announced the Paycheck Protection Program (PPP) on March 31, 2020 as part of the CARES Act. The SBA began accepting applications under the program on Friday, April 3, 2020, and Lake City Bank filed its first application on behalf of a client that morning.

When the SBA first closed the window on the program on April 16, 2020, Lake City Bank had received approval on 1,677 client loans totaling $530 million under the Paycheck Protection Program. The bank completed funding of these commitments under the program on April 24, 2020. The company received approval on more than 99% of its completed client applications prior to the SBA closing the window on applications and had a pipeline of less than 50 clients in process. 55% of the loans made by the company under the PPP were for loans less than $100,000 and 87% of the loans made by the company, were for loans less than $500,000. The company intends to continue accepting and processing applications under the PPP for as long as any capacity remains available.

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Lakeland Financial Corporation is a $5.0 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the sixth largest bank headquartered in the state and the largest bank 100% invested in Indiana. Lake City Bank operates 50 offices in Northern and Central Indiana, delivering technology-driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible common equity” which is “total equity” excluding intangible assets, net of deferred tax, and “tangible assets” which is “total assets” excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of the COVID-19 pandemic, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K.

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LAKELAND FINANCIAL CORPORATION

FIRST QUARTER 2020 FINANCIAL HIGHLIGHTS

	Three Months Ended
(Unaudited – Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Mar. 31,
END OF PERIOD BALANCES	2020	2019	2019
Assets	$5,030,078	$4,946,745	$4,891,885
Deposits	4,281,703	4,133,819	4,147,437
Brokered Deposits	109,575	113,527	140,078
Core Deposits (3)	4,172,128	4,020,292	4,007,359
Loans	4,085,738	4,065,828	3,939,010
Allowance for Loan Losses	53,609	50,652	49,562
Total Equity	606,572	598,100	543,267
Goodwill net of deferred tax assets	3,789	3,789	3,779
Tangible Common Equity (1)	602,783	594,311	539,488
AVERAGE BALANCES
Total Assets	$4,967,138	$4,981,989	$4,881,572
Earning Assets	4,737,731	4,748,361	4,550,950
Investments - available-for-sale	618,876	610,947	587,026
Loans	4,059,174	4,001,640	3,918,024
Total Deposits	4,204,094	4,308,623	4,090,330
Interest Bearing Deposits	3,212,443	3,302,593	3,205,204
Interest Bearing Liabilities	3,325,014	3,336,343	3,426,250
Total Equity	604,273	591,193	529,989
INCOME STATEMENT DATA
Net Interest Income	$38,854	$38,882	$38,209
Net Interest Income-Fully Tax Equivalent	39,443	39,459	38,708
Provision for Loan Losses	6,600	250	1,200
Noninterest Income	10,777	11,119	11,525
Noninterest Expense	22,089	22,122	22,473
Net Income	17,299	22,198	21,682
Pretax Pre-Provision Earnings (1)	27,542	27,879	27,261
PER SHARE DATA
Basic Net Income Per Common Share	$0.68	$0.86	$0.85
Diluted Net Income Per Common Share	0.67	0.86	0.84
Cash Dividends Declared Per Common Share	0.30	0.30	0.26
Dividend Payout	44.78%	34.88%	30.95%
Book Value Per Common Share (equity per share issued)	23.87	23.34	21.21
Tangible Book Value Per Common Share (1)	23.72	23.19	21.06
Market Value – High	49.85	50.00	48.99
Market Value – Low	30.49	42.00	39.78
Basic Weighted Average Common Shares Outstanding	25,622,988	25,623,016	25,491,750
Diluted Weighted Average Common Shares Outstanding	25,735,826	25,818,433	25,665,510
KEY RATIOS
Return on Average Assets	1.40%	1.77%	1.80%
Return on Average Total Equity	11.51	14.90	16.59
Average Equity to Average Assets	12.17	11.87	10.86
Net Interest Margin	3.35	3.30	3.45
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	44.51	44.24	45.19
Tier 1 Leverage (2)	11.67	11.67	11.59
Tier 1 Risk-Based Capital (2)	13.02	13.21	13.22
Common Equity Tier 1 (CET1) (2)	13.02	13.21	12.52
Total Capital (2)	14.23	14.36	14.38
Tangible Capital (1) (2)	11.99	12.02	11.04
ASSET QUALITY
Loans Past Due 30 - 89 Days	$1,942	$1,471	$9,694
Loans Past Due 90 Days or More	71	45	481
Non-accrual Loans	13,883	18,675	6,093
Nonperforming Loans (includes nonperforming TDRs)	13,954	18,720	6,574
Other Real Estate Owned	351	316	316
Other Nonperforming Assets	11	0	83
Total Nonperforming Assets	14,316	19,036	6,973
Performing Troubled Debt Restructurings	5,852	5,909	6,196
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	2,311	3,188	3,812
Total Troubled Debt Restructurings	8,163	9,097	10,008
Impaired Loans	22,932	27,763	24,501
Non-Impaired Watch List Loans	160,893	152,421	179,636
Total Impaired and Watch List Loans	183,825	180,184	204,137
Gross Charge Offs	3,850	321	284
Recoveries	206	95	193
Net Charge Offs/(Recoveries)	3,644	226	91
Net Charge Offs/(Recoveries) to Average Loans	0.36%	0.02%	0.01%
Loan Loss Reserve to Loans	1.31%	1.25%	1.26%
Loan Loss Reserve to Nonperforming Loans	384.20%	270.58%	753.91%
Loan Loss Reserve to Nonperforming Loans and Performing TDRs	270.68%	205.66%	388.11%
Nonperforming Loans to Loans	0.34%	0.46%	0.17%
Nonperforming Assets to Assets	0.28%	0.38%	0.14%
Total Impaired and Watch List Loans to Total Loans	4.50%	4.43%	5.18%
OTHER DATA
Full Time Equivalent Employees	575	568	556
Offices	50	50	50

(1)	Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"
(2)	Capital ratios for March 31, 2020 are preliminary until the Call Report is filed.
(3)	Core deposits equals deposits less brokered deposits

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CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	March 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Cash and due from banks	$52,988	$68,605
Short-term investments	79,593	30,776
Total cash and cash equivalents	132,581	99,381

Securities available-for-sale (carried at fair value)	624,325	608,233
Real estate mortgage loans held-for-sale	7,982	4,527

Loans, net of allowance for loan losses of $53,609 and $50,652	4,032,129	4,015,176

Land, premises and equipment, net	60,945	60,365
Bank owned life insurance	83,037	83,848
Federal Reserve and Federal Home Loan Bank stock	13,772	13,772
Accrued interest receivable	15,433	15,391
Goodwill	4,970	4,970
Other assets	54,904	41,082
Total assets	$5,030,078	$4,946,745

LIABILITIES
Noninterest bearing deposits	$1,057,994	$983,307
Interest bearing deposits	3,223,709	3,150,512
Total deposits	4,281,703	4,133,819

Borrowings
Federal Home Loan Bank advances	75,000	170,000
Miscellaneous borrowings	10,500	0
Total borrowings	85,500	170,000

Accrued interest payable	10,082	11,604
Other liabilities	46,221	33,222
Total liabilities	4,423,506	4,348,645

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,701,115 shares issued and 25,234,572 outstanding as of March 31, 2020
25,623,016 shares issued and 25,444,275 outstanding as of December 31, 2019	113,337	114,858
Retained earnings	484,857	475,247
Accumulated other comprehensive income	22,550	12,059
Treasury stock at cost (466,543 shares as of March 31, 2020, 178,741 shares as of December 31, 2019)	(14,261)	(4,153)
Total stockholders' equity	606,483	598,011
Noncontrolling interest	89	89
Total equity	606,572	598,100
Total liabilities and equity	$5,030,078	$4,946,745

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CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended
	March 31,
	2020	2019
NET INTEREST INCOME
Interest and fees on loans
Taxable	$46,054	$48,866
Tax exempt	222	251
Interest and dividends on securities
Taxable	1,973	2,497
Tax exempt	2,006	1,642
Other interest income	184	238
Total interest income	50,439	53,494

Interest on deposits	11,199	13,883
Interest on borrowings
Short-term	362	950
Long-term	24	452
Total interest expense	11,585	15,285

NET INTEREST INCOME	38,854	38,209

Provision for loan losses	6,600	1,200

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	32,254	37,009

NONINTEREST INCOME
Wealth advisory fees	1,859	1,620
Investment brokerage fees	417	386
Service charges on deposit accounts	2,772	4,287
Loan and service fees	2,408	2,404
Merchant card fee income	669	622
Bank owned life insurance income (loss)	(292)	444
Mortgage banking income	586	222
Net securities gains	0	23
Other income	2,358	1,517
Total noninterest income	10,777	11,525

NONINTEREST EXPENSE
Salaries and employee benefits	11,566	12,207
Net occupancy expense	1,387	1,366
Equipment costs	1,417	1,349
Data processing fees and supplies	2,882	2,425
Corporate and business development	1,111	1,206
FDIC insurance and other regulatory fees	267	406
Professional fees	1,147	937
Other expense	2,312	2,577
Total noninterest expense	22,089	22,473

INCOME BEFORE INCOME TAX EXPENSE	20,942	26,061
Income tax expense	3,643	4,379
NET INCOME	$17,299	$21,682

BASIC WEIGHTED AVERAGE COMMON SHARES	25,622,988	25,491,750
BASIC EARNINGS PER COMMON SHARE	$0.68	$0.85
DILUTED WEIGHTED AVERAGE COMMON SHARES	25,735,826	25,665,510
DILUTED EARNINGS PER COMMON SHARE	$0.67	$0.84

11

  LAKELAND FINANCIAL CORPORATION

LOAN DETAIL

FIRST QUARTER 2020

(unaudited, in thousands)

	March 31,		December 31,		March 30,
	2020		2019		2019
Commercial and industrial loans:
Working capital lines of credit loans	$730,767	17.9%	$709,849	17.5%	$726,895	18.4%
Non-working capital loans	697,952	17.1	717,019	17.6	700,447	17.8
Total commercial and industrial loans	1,428,719	35.0	1,426,868	35.1	1,427,342	36.2

Commercial real estate and multi-family residential loans:
Construction and land development loans	334,524	8.2	287,641	7.1	293,818	7.5
Owner occupied loans	572,057	14.0	573,665	14.1	557,296	14.1
Nonowner occupied loans	584,418	14.3	571,364	14.0	537,569	13.7
Multifamily loans	269,479	6.6	240,652	5.9	240,939	6.1
Total commercial real estate and multi-family residential loans	1,760,478	43.1	1,673,322	41.1	1,629,622	41.4

Agri-business and agricultural loans:
Loans secured by farmland	145,542	3.5	174,380	4.3	139,645	3.6
Loans for agricultural production	183,855	4.5	205,151	5.0	162,662	4.1
Total agri-business and agricultural loans	329,397	8.0	379,531	9.3	302,307	7.7

Other commercial loans	104,286	2.5	112,302	2.8	112,021	2.8
Total commercial loans	3,622,880	88.6	3,592,023	88.3	3,471,292	88.1

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	173,431	4.3	177,227	4.4	188,777	4.8
Open end and junior lien loans	181,541	4.4	186,552	4.6	182,791	4.7
Residential construction and land development loans	12,146	0.3	12,966	0.3	13,142	0.3
Total consumer 1-4 family mortgage loans	367,118	9.0	376,745	9.3	384,710	9.8

Other consumer loans	97,096	2.4	98,617	2.4	84,650	2.1
Total consumer loans	464,214	11.4	475,362	11.7	469,360	11.9
Subtotal	4,087,094	100.0%	4,067,385	100.0%	3,940,652	100.0%
Less: Allowance for loan losses	(53,609)		(50,652)		(49,562)
Net deferred loan fees	(1,356)		(1,557)		(1,642)
Loans, net	$4,032,129		$4,015,176		$3,889,448

LAKELAND FINANCIAL CORPORATION

DEPOSITS AND BORROWINGS

FIRST QUARTER 2020

(unaudited, in thousands)

	March 31,	December 31,	March 31,
	2020	2019	2019
Noninterest bearing demand deposits	$1,057,994	$983,307	$931,832
Savings and transaction accounts:
Savings deposits	240,150	234,508	246,936
Interest bearing demand deposits	1,710,147	1,723,937	1,562,089
Time deposits:
Deposits of $100,000 or more	993,189	910,134	1,131,326
Other time deposits	280,223	281,933	275,254
Total deposits	$4,281,703	$4,133,819	$4,147,437
FHLB advances and other borrowings	85,500	170,000	152,928
Total funding sources	$4,367,203	$4,303,819	$4,300,365

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LAKELAND FINANCIAL CORPORATION

AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS

(UNAUDITED)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/
(fully tax equivalent basis, dollars in thousands)	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,036,147	$46,054	4.59%	$3,977,782	$47,639	4.75%	$3,893,035	$48,866	5.09%
Tax exempt (1)	23,027	277	4.84	23,858	288	4.79	24,989	314	5.10
Investments: (1)
Available-for-sale	618,876	4,513	2.93	610,947	4,429	2.88	587,026	4,575	3.16
Short-term investments	9,965	35	1.41	54,439	339	2.47	4,696	26	2.25
Interest bearing deposits	49,716	149	1.21	81,335	194	0.95	41,204	212	2.09
Total earning assets	$4,737,731	$51,028	4.33%	$4,748,361	$52,889	4.42%	$4,550,950	$53,993	4.81%
Less: Allowance for loan losses	(55,782)			(50,753)			(48,768)
Nonearning Assets
Cash and due from banks	63,260			65,294			164,820
Premises and equipment	60,661			59,850			59,189
Other nonearning assets	161,268			159,237			155,381
Total assets	$4,967,138			$4,981,989			$4,881,572

Interest Bearing Liabilities
Savings deposits	$235,058	$51	0.09%	$237,241	$55	0.09%	$247,309	$71	0.12%
Interest bearing checking accounts	1,719,038	4,734	1.11	1,764,854	5,765	1.30	1,496,893	5,954	1.61
Time deposits:
In denominations under $100,000	280,233	1,370	1.97	282,683	1,422	2.00	276,006	1,232	1.81
In denominations over $100,000	978,114	5,044	2.07	1,017,815	5,775	2.25	1,184,996	6,626	2.27
Miscellaneous short-term borrowings	88,670	362	1.64	3,495	16	1.82	190,118	950	2.03
Long-term borrowings and
subordinated debentures	23,901	24	0.40	30,255	397	5.21	30,928	452	5.93
Total interest bearing liabilities	$3,325,014	$11,585	1.40%	$3,336,343	$13,430	1.60%	$3,426,250	$15,285	1.81%
Noninterest Bearing Liabilities
Demand deposits	991,651			1,006,030			885,126
Other liabilities	46,200			48,423			40,207
Stockholders' Equity	604,273			591,193			529,989
Total liabilities and stockholders' equity	$4,967,138			$4,981,989			$4,881,572

Interest Margin Recap
Interest income/average earning assets		51,028	4.33		52,889	4.42		53,993	4.81
Interest expense/average earning assets		11,585	0.98		13,430	1.12		15,285	1.36
Net interest income and margin		$39,443	3.35%		$39,459	3.30%		$38,708	3.45%

(1)	Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $589,000, $577,000 and $499,000 in the three-month periods ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively.
(2)	Loan fees, which are immaterial in relation to total taxable loan interest income for 2020 and 2019, are included as taxable loan interest income.
(3)	Nonaccrual loans are included in the average balance of taxable loans.

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Reconciliation of Non-GAAP Financial Measures

Tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pre-provision net revenue are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pre-provision net revenue is calculated by adding net interest income to noninterest income and subtracting noninterest expense.  Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value including only earning assets as meaningful to an understanding of the company’s financial information.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2020	2019	2019
Total Equity	$606,572	$598,100	$543,267
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,181	1,181	1,191
Tangible Common Equity	602,783	594,311	539,488

Assets	$5,030,078	$4,946,745	$4,891,885
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,181	1,181	1,191
Tangible Assets	5,026,289	4,942,956	4,888,106

Ending common tangible shares	25,412,014	25,623,016	25,614,665

Tangible Book Value Per Common Share	$23.72	$23.19	$21.06

Tangible Common Equity/Tangible Assets	11.99%	12.02%	11.04%

Net Interest Income	$38,854	$38,882	$38,209
Noninterest income	10,777	11,119	11,525
Noninterest expense	(22,089)	(22,122)	(22,473)

Pretax Pre-Provision Earnings	$27,542	$27,879	$27,261

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